Exhibit 99.2

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (this "Amendment"), dated May 15, 2007, is by and between Glowpoint, Inc., a Delaware corporation (hereinafter "Glowpoint"), and Joseph Laezza (hereinafter "Employee"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Employee and Glowpoint entered into an Employment Agreement on March 11, 2004 (the “Employment Agreement”); and

WHEREAS, Employee was hired as Vice President, Operations and was promoted to the Company’s Chief Operating Officer on April 7, 2006 and the Company wishes to continue to employ Employee, and Employee wishes to continue to work for Company;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Position. Section 1.1 of the Employment Agreement is hereby amended to delete the first sentence in its entirety and replace it with, “Employee is employed by the Company to render services to the Company in the position of Chief Operating Officer for the two year period commencing as of January 1, 2007.” All references in the Agreement to “Vice President, Operations” are replaced with “Chief Operating Officer.”

2.    Vacation. Section 2.7 of the Employment Agreement is hereby amended to delete “3 weeks of vacation” and insert “four (4) weeks of vacation” in its place.

3.    Option and Additional Restricted Stock Grant. A new Section 2.8 and Section 2.9 are hereby added to the Employment Agreement:

“2.8 Options. The Company shall recommend to the Compensation Committee and the Board that the Employee be granted stock options (the “Options”) to purchase two hundred fifty thousand (250,000) shares of Common Stock of the Company, with options to acquire 125,000 vesting immediately and the balance of the Options vesting one-third annually thereafter on the anniversary of the grant.

2.9 Additional Restricted Stock. The Company shall recommend to the Compensation Committee and the Board that Employee be granted restricted stock ("Additional Restricted Stock") in the amount of one hundred thousand (100,000) shares of Common Stock of the Company.

(a) Other than as expressly provided herein, the Additional Restricted Stock shall be forfeited if the Employee’s employment with the Company is terminated for any reason. Notwithstanding the foregoing, the risk of forfeiture of the Additional Restricted Stock will irrevocably lapse with respect to 50,000 shares upon the second anniversary of this Amendment and with respect to the remaining 50,000 upon the fourth anniversary of this Amendment. The Employee may, in his discretion and subject to the satisfaction of applicable income and employment tax withholding obligations, make an election under Section 83(b) of the Internal Revenue Code with respect to the Additional Restricted Stock. Employee’s entitlement to any Additional Restricted Stock that may be approved by the Board and/or Compensation Committee is conditioned upon Employee’s signing of a separate Restricted Stock Agreement and payment of the par value of the Additional Restricted Stock if required.

(b) The risk of forfeiture of the Additional Restricted Stock shall lapse upon a Change in Control or Corporate Transaction (as each is defined in the Restricted Stock Agreement) as long as Employee remains employed by the Company during the period commencing thirty (30) days prior to the date of the Change of Control or Corporate Transaction.

4.    Entire Agreement. This Amendment is the final, complete and exclusive agreement between the Parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter. Unless specifically amended by this Amendment, all terms of the Employment Agreement remain unchanged and are in full force and effect. If any provision of the Employment Agreement, as amended by this Amendment, is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Glowpoint, Inc.

/s/ Michael Brandofino	/s/ Joseph Laezza
Michael Brandofino	Joseph Laezza
President and CEO